Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

1.	Parties: This Separation Agreement and General Release of Claims (“Agreement”) is between Jonathan Neuman (“you” or “your”) and Imperial Holdings, Inc. (“Imperial”), a Florida corporation, (collectively with its parent, subsidiaries, affiliates, divisions, related entities, successors and predecessors in interest, assigns, agents, shareholders, officers, , directors, employees, agents and attorneys acting on behalf of Imperial, the “Company”). You and the Company are each hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties.”

2.	Effective Date: This Agreement shall be effective immediately upon execution of this Agreement by both Parties.

3.	Resignation: You agree to resign from employment with the Company (including all subsidiaries and affiliates) effective on the date that you sign this Agreement and to submit a formal letter of resignation to the Company in the form attached hereto as Exhibit A. You further agree to resign as a member of the Board of Directors of the Company (including all subsidiaries and affiliates) on the date that you sign this Agreement and to submit a formal letter of resignation to the Board of Directors in the form attached hereto as Exhibit B.

4.	Termination of Executive Employment and Severance Agreement: The Parties agree that the Executive Employment and Severance Agreement dated September 29, 2010 (hereinafter “the Employment Agreement”) and the Letter of Understanding Concerning Voluntary Leave of Absence dated January 27, 2012 (the “Leave of Absence Agreement”) will both terminate upon the effective date of your resignation from employment (as specified in Section 3 above) and that the rights and obligations of each Party under the Employment Agreement and the Leave of Absence Agreement will be extinguished as of that date. The Parties further agree that the terms of your separation from employment and your relationship with the Company after your resignation shall thereafter be governed by this Agreement.

5.	Bank Accounts, Licenses, and Authority: After your resignation from the Company (as specified in Section 3 above) the Company no longer has the authority to use your name or your signature stamp for any purpose whatsoever. Within seven days after your resignation of your employment, the Company will notify the appropriate parties, such as its banks and licensors, that you no longer work for the Company and that the Company no longer has the authority to use your name or your signature stamp for any purpose whatsoever.

6.	Separation Payment: In consideration of your execution of this Agreement and your compliance with its terms and conditions, including, but not limited to, the execution of Exhibits A and B, the Company agrees to pay you the total gross amount of $1,400,000.00, less required income tax withholding and FICA tax withholding. This amount will be referred to as the “Separation Payment” in this Agreement. You agree that if at any time you should return to the Company as a director, officer, employee, consultant, advisor or in any other capacity, you will return to the Company within ten (10) calendar days of obtaining such position the net amount of the Separation Payment that you received after the required withholding as provided in this paragraph.

The Company will pay you the Separation Payment in a single lump sum payment. The Separation Payment will be deposited in escrow on the date of this Agreement, and will be held in escrow by the Company’s counsel, Latham & Watkins LLP. Within three (3) calendar days after the date that you return both this signed Agreement and signed Exhibits A and B to the Company, Latham & Watkins LLP will transfer the Separation Payment to a bank account identified by you. The Separation Payment will be reported on an IRS Form W-2 for 2012.

In the event the Internal Revenue Service or any other taxing authority challenges the Parties’ tax treatment of the Separation Payment or otherwise imposes additional taxes on you as a result of the Separation Payment, you shall bear your own risk of the tax consequences and shall hold harmless the Company for tax consequences incurred by you based on the tax treatment of the Separation Payment.

7.	Release of Claims:

a.	Claims Released. In consideration for the Separation Payment described in this Agreement, you release and give up any and all claims, whether known or unknown, which you could make or assert against the Company, from the beginning of time up through the date that you sign this Agreement, except as provided in subsection 7(C) below. This Release includes, but is not limited to:

1.	Any and all claims for discrimination, harassment or retaliation under any federal, state, county or other local statute, law, ordinance and regulation. Some examples are: Title VII of the Civil Rights Act of 1964; Americans with Disabilities Act (“ADA”); Genetic Information Nondiscrimination Act (“GINA”); 42 U.S.C. §1981 (“Section 1981”); Fair Labor Standards Act; Florida Civil Rights Act (“FCRA”); Florida Whistleblower’s Act; Florida Worker’s Compensation Retaliation statute (§440.205, Florida Statutes), and Article VI of the Palm Beach County Code.

2.	Any and all claims concerning leaves of absence under any federal, state, county, or other local statute, law, ordinance and regulation. Some examples are: the Family and Medical Leave Act (“FMLA”); Uniform Services Employment and Reemployment Rights Act of 1994 (“USERRA”); and Florida National Guard leave statute.

3.	Any and all claims under any federal, state, county or other local statute, law, ordinance and regulation, or under the United States and Florida Constitutions.

4.

Any and all claims for breach of contract (express or implied); breach of the Employment Agreement; breach of a covenant of good faith and fair dealing; wages, future wage loss; employee benefits; bonuses or commissions; retaliation; retaliatory or wrongful discharge; negligent hiring, supervision or retention; defamation, slander or libel; fraud; misrepresentation; intentional or negligent infliction of emotional distress; negligence; assault; battery; attorneys’ fees and costs; penalties; damages of all types (e.g., punitive damages, liquidated damages, compensatory damages, and emotional distress damages); and any other claims about or related to your employment with the Company, your separation from employment from the Company or your service as a Director of the Company.

5.	Any and all rights or claims to seek or recover money damages or other relief for yourself personally if you file or participate in a charge or complaint with any federal, state, county or other local administrative agency.

b.	Unknown Claims. You understand that you are releasing claims that you may not know about. You acknowledge that this is your knowing and voluntary intent.

c.	Claims Not Released. You acknowledge that you are not releasing: any claim that relates to any rights you might have to file a claim for workers’ compensation benefits or to vested benefits under any Company sponsored Employee Retirement Plan, such as a 401(k) plan; your right to file an administrative charge with a government agency or to participate, cooperate, assist or testify in an investigation or proceeding with any such charge; any rights or claims that may arise after this Agreement is signed; any rights or claims that by law cannot be released in this Agreement; any rights or claims related to the validity of or to enforce this Agreement; or any rights and claims you might have as a shareholder of the Company.

8.	The Company agrees that, in consideration of this Agreement, it hereby waives, releases and forever discharges any and all claims and rights, whether known or unknown, which it ever had, now has or may have against you, based on any act, event or omission occurring before you execute this Agreement arising out of, during or relating to your employment or services with the Company or the termination of such employment or services. This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future, under: common law, including, but not limited to, breach of express or implied duties, wrongful termination, defamation, or violation of public policy; any policies, practices, or procedures of the Company; the Employment Agreement; any federal or state statutes or regulations; any provision of any other law, common or statutory, of the United States, Florida or any applicable state.

a.	Claims Not Released. The Company acknowledges that it is not releasing any rights or claims that may arise after this Agreement is signed; any rights or claims that by law cannot be released in this Agreement; or any rights or claims related to the validity of or to enforce this Agreement.

9.	Indemnification: With respect to your acts or failures to act during your employment in your capacity as an officer, employee or agent of the Company or any of its affiliates, you shall be entitled to indemnification from the Company, and to liability insurance coverage (if any) on the same basis as other officers of the Company. You shall be fully indemnified by the Company, and the Company shall pay your related expenses (including attorneys’ fees and expert costs) when and as incurred (and within 30 days of the fees and expenses being invoiced in compliance with the procedure set forth in Section 10 below), all to the fullest extent permitted by law and in advance of the final disposition of any civil, administrative, or criminal suit, action or proceeding, regardless of whether such suit, action or proceeding occurs in a court, administrative, or arbitral forum, including, but not limited to, the pending lawsuits and investigations listed on Exhibit C to this Agreement. Notwithstanding the foregoing, you shall not be entitled to any indemnification if, following any appeal whether compulsory or discretionary, a final judgment or other final adjudication establishes that any act or omission by you was material to the cause of action so adjudicated and that such act or omission constituted: (a) a criminal violation, unless you had reasonable cause to believe that your conduct was lawful or had no reasonable cause to believe that such conduct was unlawful, (b) a transaction from which you personally derived an improper financial benefit that was not disclosed to the Company, or (c) willful misconduct or a conscious and reckless disregard for the best interests of the Company. In addition, if you are adjudged not entitled to indemnification, then you shall repay to the Company the aggregate of all expenses paid by the Company on your behalf under this Section with respect to the act or omission for which indemnification is not available. Repayment shall be made within 30 days, or within such other time as agreed to by the Parties. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or plea of nolo contendre or its equivalent, shall not of itself, create a presumption that you had no reasonable cause to believe that your conduct was lawful.

10.	Reimbursement of Legal Expenses: To the extent you seek indemnification of expenses (including attorneys’ fees and expert costs) pursuant to the provisions of the foregoing Section 9, you agree that you and/or your attorneys will provide invoices of reasonable detail to the relevant insurance carrier providing director and officer coverage (“D&O Carrier”), in a good faith effort to satisfy the requirements of the D&O Carrier. The Parties agree that if the D&O Carrier requires any such invoice to contain descriptive entries regarding the preparation, defense or resolution of the matters for which indemnification is being sought under to Section 9, including, but not limited to the pending lawsuits and investigations listed on Exhibit C hereto, you may mark such invoices as “Privileged Information” and submit such invoices directly to the D&O Carrier. In the event you mark an invoice Privileged Information, you agree to submit a redacted copy of such invoice, without descriptive entries, to the Company at the same time that you submit invoices to the D&O Carrier. For any invoices submitted to the Company prior to the Effective Date of this Agreement for expenses in connection with the matters listed in Exhibit C, you agree to re-submit such invoices directly to the D&O Carrier in the manner described in this Section within twenty (20) days of the Effective Date of this Agreement.

11.	Company Assistance: The Company has no ongoing obligation to assist, cooperate and/or provide any materials in connection with your defense in any matter, except provided that for a period of twelve months from the date of this Agreement, you and your attorneys will have access to your emails and electronic data, sent and received, in the same or similar manner in which you have had access to date.

12.	Non-Disparagement:

a.	You agree that you will not disparage or encourage or induce others to disparage the Company, its senior officers and directors. Nothing contained in this paragraph shall or is intended to preclude you from testifying truthfully pursuant to any valid subpoena, court order, government or regulatory investigation or request, other judicial, administrative or legal process or otherwise as required by law, or from truthfully testifying or providing information in connection with a defense to any state or federal court or regulatory agency. You agree that you will notify the Company in writing as promptly as practicable after receiving any request for testimony or information in response to a subpoena, court order, regulatory request, other judicial, administrative or legal process or otherwise as required by law, regarding the anticipated testimony or information to be provided and at least ten (10) days prior to providing such testimony or information (or, if such notice is not possible under the circumstances, with as much prior notice as is possible).

b.	The Company agrees that its senior officers and directors will not disparage or encourage or induce others to disparage you. Nothing in this paragraph shall or is intended to preclude the Company from providing truthful testimony and information pursuant to any valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, or in presenting a defense to any state or federal regulatory agency.

c.	A breach of this provision shall not be considered a material breach of the Agreement.

13.	Non-Solicitation: For a period of 24 months after the Effective Date of this Agreement, you shall not directly or indirectly, without the prior written consent of the Company:

a.	solicit any existing client of the Company (as of the date of this Agreement) to terminate and/or cancel the client’s relationship with the Company;

b.	solicit any existing vendor of the Company (as of the date of this Agreement) to terminate and/or cancel the vendor’s relationship with the Company; or

c.	solicit, induce or otherwise offer employment or engagement as an independent contractor to, or engage in discussions regarding employment or engagement as an independent contractor with, any person who, as of the date of the Agreement, serves or served as an employee, commissioned salesperson or consultant of the Company, unless such person has either (i) been released by the Company from his or her employment, engagement or other relationship with the Company or (ii) has not otherwise been employed by the Company for a period of at least six months (it being understood that clauses (i) and (ii) shall not affect the Company’s ability to enforce the terms of non-competition agreements entered into by any such person with the Company).

14.	Confidential Information. You acknowledge that during the term of your employment and as a Director, you received and had access to Confidential Information and trade secrets (as defined under applicable law) of the Company. You agree that you will not for a period of twenty-four (24) months after the Effective Date with respect to Confidential Information, and forever with respect to trade secrets, directly or indirectly disclose any Confidential Information or trade secrets to any person or entity, use or disclose any Confidential Information or trade secrets for any purpose, or duplicate (whether on paper or in electronic or digital format) any Confidential Information for any purpose.

a.	For purposes of this Section, the term “Confidential Information” shall mean ideas, information, knowledge and discoveries, whether or not patentable, that are not generally known in the trade or industry and about which you have knowledge as a result of your past or present participation in the business of the Company and/or your past or present employment with or other relationship with the Company, including without limitation: products engineering information; marketing, sales, distribution, pricing and bid process information; product specifications; manufacturing procedures; methods; business plans; strategic plans; marketing plans; internal memoranda; formulae; trade secrets; know-how; research and development programs and data; inventions; improvements; designs; sales methods; customer or prospective customer, supplier, sales representative, distributor and licensee lists; mailing lists; customer usages and requirements; computer programs; employee compensation information; employee performance evaluations and employment-related personnel information; and other confidential technical or business information and data.

b.	Notwithstanding the foregoing, you may disclose Confidential Information at such times, in such manner and to the extent such disclosure is required by court order or valid subpoena, on the condition that (i) you provide the Company with prior ten (10) day written notice of such anticipated disclosure so as to permit the Company to seek a protective order or other appropriate remedy; (ii) limit such disclosure to what is strictly required and (iii) attempt to preserve the confidentiality of any such Confidential Information so disclosed.

c.	The foregoing restrictions on Confidential Information do not apply to its disclosure to your attorneys and related professionals or to its disclosure or use in connection with your defending any claims against you, or asserting or maintaining any positions in connection with the pending lawsuits and investigations listed on Exhibit C to this Agreement or other matters in which you are a party, provided that you use your best efforts to maintain the confidentiality, or limit the use and disclosure, of such Confidential Information.

15.

Integration: This Agreement contains the entire agreement of the Parties with respect to the subject matter of this Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the Parties with respect to your employment by and separation of employment from the Company, and all such agreements shall be void and of no effect. Each Party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any Party, or anyone acting on behalf of any Party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding. The Parties agree that the Agreement shall be construed as if the Parties jointly prepared it so that any uncertainty or ambiguity shall not be interpreted against any one Party and in favor of the other. This Agreement cannot be amended, supplemented or modified except through a subsequent written document agreed to and signed by both Parties. Nothing in this Agreement, including releases in Sections 7 and 8, is intended to release, affect, modify, or waive your rights to D&O Insurance or related coverage, or to discharge or modify the Parties’ obligations arising under this Agreement.

16.	No Admission: This Agreement is not intended, and shall not be construed, as an admission that either you or the Company have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

17.	Arbitration: Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall, to the fullest extent permitted by law, be settled by arbitration in a forum and form agreed upon by the Parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Palm Beach County, Florida in accordance with the Employment Dispute Resolution Rules of the AAA, including but not limited to, the rules and procedures applicable to the selection of arbitrators. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, this Section shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section.

18.	Prevailing Party: The prevailing party in any action to enforce this Agreement is entitled to payment of a reasonable attorney’s fee and all costs, including appellate fees and costs, related to the action as determined by the arbitrator or a court in any such action.

19.	Governing Law: This Agreement shall be construed in accordance with the laws of the State of Florida. Should any provision of this Agreement be declared or determined by an arbitrator or any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement and all other valid provisions shall survive and continue to bind the Parties.

20.	Counterparts: This Agreement may be signed in counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

21.	BY SIGNING THIS AGREEMENT, YOU ACKNOWLEDGE THAT YOU HAVE HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF YOUR CHOICE; THAT YOU HAVE CAREFULLY REVIEWED AND CONSIDERED THIS AGREEMENT; THAT YOU UNDERSTAND THE TERMS OF THE AGREEMENT; AND THAT YOU VOLUNTARILY AGREE TO THE TERMS OF THE AGREEMENT.

JONATHAN NEUMAN	IMPERIAL HOLDINGS, INC.

/s/ Jonathan Neuman	By:	/s/ Michael Altschuler
Jonathan Neuman
	Name:	Michael Altschuler

Dated: 4/26/12	Title:	General Counsel & Secretary

	Dated:	4/26/12

EXHIBIT A

April 26, 2012

Board of Directors

Imperial Holdings, Inc.

701 Park of Commerce Blvd., Suite 301

Boca Raton, FL 33487

Re:	Notice of Resignation

Board of Directors:

Pursuant to our discussion, this is my official notification that I am resigning, effective immediately, from my positions as President and Chief Operating Officer of Imperial Holdings, Inc. (the “Company”) and any positions held with subsidiaries of the Company, as applicable.

Very truly yours,
Jonathan Neuman

EXHIBIT B

April 26, 2012

Board of Directors

Imperial Holdings, Inc.

701 Park of Commerce Blvd., Suite 301

Boca Raton, FL 33487

Gentlemen:

Pursuant to our discussion, this is my official notification that I am resigning, effective immediately, from the Board of Directors of Imperial Holdings, Inc.

Very truly yours,
Jonathan Neuman

EXHIBIT C

Certain Proceedings

1. Grand jury investigation conducted by the United States Attorney’s Office for the District of New Hampshire.

2. The investigation by the United States Securities and Exchange Commission (“SEC”) relating to the subpoena served by the SEC on the Company or about February 17, 2012, referenced in the Company’s Form 8-K filed on February 21, 2012.

3. Martin J. Fuller, et al, v. Imperial Holdings, Inc., Antony Mitchell, Richard J O’Connell, Jr., Jerome A. Parsley, Jonathan Neuman, David A. Buzen, FBR Capital Markets & Co., IMP Securities LLC and. Wunderlich Securities, Inc., pending in the United States District Court for the Southern District of Florida, Case No. 9:11-cv-81184.

4. City of Roseville Employees Retirement System, et al. v. Antony Mitchell, Richard J, O’Connell, Jr., Jerome A. Parsley, Jonathan Neuman, David A Buzen, FBR Capital Markets & CO., JMP Securities LLC and Wunderlich Securities, Inc., pending in the United States District Court for the Southern District of Florida, Case No. 9:11-cv-81300.

5. Richard Sauer and Francis Sauer, et al. v. Antony Mitchell, Richard J: O’Connell, Jr., Jerome A. Parsley, Jonathan Neuman, David A Buzen, FBR Capital Markets & Co., JMP Securities LLC and Wunderlich Securities, Inc., pending in the United States District Court for the Southern District of Florida, 9:11-cv-81282 .

6. Norman Pondick, et al. v. Antony Mitchell, Richard J. 0’Connell, Jr., Jerome A. Parsley, Jonathan Neuman, David A. Buzen, FBR Capital Markets & Co., JMP Securities LLC and Wunderlich Securities, Inc., pending in the United States District Court for the Southern District of Florida, 9:11-cv-81347.